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                                                        EXHIBIT 21


             AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT


                                                     Organized under
                 Name of Subsidiary                    the laws of
                 ------------------                  ---------------
AH 1980 Program, Inc. (*) ........................  Delaware
A.H. Shipping Guaranty Corporation ...............  Delaware
Amerada Hess Canada Ltd. .........................  Canada
Amerada Hess Limited .............................  United Kingdom
Amerada Hess Norge A/S ...........................  Norway
Amerada Hess Oil Corporation of Abu Dhabi ........  Delaware
Amerada Hess Pipeline Corporation ................  Delaware
Amerada Hess Production Gabon ....................  Gabon
Amerada Hess Shipping Corporation ................  Liberia
Hess Oil St. Lucia Limited .......................  St. Lucia
Hess Oil Virgin Islands Corp. ....................  U.S. Virgin Islands
Hess Pipeline Company (*) ........................  Delaware
Jamestown Insurance Company Limited ..............  Bermuda
Tug New York Company .............................  Delaware

(*)  Principal assets sold in 1995.

Other subsidiaries (names omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary)

Each of the foregoing subsidiaries conducts business under the name listed, and is 100% owned by the Registrant, except for Amerada Hess Production Gabon, which is 55% owned by the Registrant.